      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2000

                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                CNH GLOBAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                CNH GLOBAL N.V.
                (Translation of Registrant's name into English)

  KINGDOM OF THE NETHERLANDS                  3531                             NONE
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                            ------------------------
                               WORLD TRADE CENTER
                              TOWER B, 10TH FLOOR
                       AMSTERDAM AIRPORT, THE NETHERLANDS
                              (011-31-20) 446-0429
   (Address and telephone number of Registrant's principal executive offices)
                            ------------------------
                                 ROBERTO MIOTTO
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                CNH GLOBAL N.V.
                           GLOBAL MANAGEMENT OFFICES
                            100 SOUTH SAUNDERS ROAD
                          LAKE FOREST, ILLINOIS 60045
                                 (847) 735-9200
           (Name, address and telephone number of agent for service)
                            ------------------------
                                 with copies to

                                 LINDA C. QUINN
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF        AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED    OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value E0.45
per share........................      --                     $--                      $568,999,562               $150,216
------------------------------------------------------------------------------------------------------------------------------
Rights to purchase Common
  Shares.........................                            (2)                                (2)                    (2)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee.
(2) No separate consideration will be received by CNH for the rights. The rights are to be issued to existing shareholders.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                   [CNH LOGO]

                                CNH GLOBAL N.V.

                                -- COMMON SHARES
                            ------------------------

     We are offering rights to purchase a total of -- common shares of CNH Global N.V. to existing shareholders of CNH other than Fiat Netherlands Holding N.V., a wholly owned subsidiary of Fiat S.p.A. CNH is offering all of the common shares to be sold in the rights offering.

     Each existing holder of CNH common shares, other than Fiat Netherlands Holding, will have a purchase right to subscribe for up to -- common shares at the subscription price set forth below for each common share held of record by that holder at the close of business on June 30, 2000. Fiat Netherlands Holding has waived any right that it may have to participate in this rights offering.

     Fiat currently owns 71.1% of the common shares of CNH through Fiat Netherlands Holding. Fiat Netherlands Holding is purchasing an additional -- common shares at the price set forth below through a separate capital contribution to CNH. Assuming that existing holders of common shares subscribe for all of the common shares offered in this rights offering, Fiat would maintain its existing 71.1% indirect ownership interest in CNH. This rights offering is designed to allow all of the other current shareholders of CNH to maintain their existing proportionate ownership interests in CNH.

     CNH will have the option to cancel or suspend and recommence this rights offering.

     The common shares of CNH are listed on the New York Stock Exchange under the symbol "CNH." Prior to this offering, the last reported sale price of the
common shares on the New York Stock Exchange on June 29, 2000 was $       per
share.

     The rights offering will expire at 5:00 p.m., New York City time, on August 4, 2000.

     SEE "RISK FACTORS" ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE SUBSCRIBING FOR THE COMMON SHARES.
                            ------------------------

     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                            PRICE $-- A COMMON SHARE
                            ------------------------

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                              PRICE TO PUBLIC   PROCEEDS TO CNH(1)
---------------------------------------------------------------------------------------------------
Per Share...................................................   $                   $
---------------------------------------------------------------------------------------------------
Total.......................................................   $568,999,562        $568,999,562
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Before deducting estimated expenses payable by CNH of $--.
                            ------------------------

     We expect to deliver the common shares against payment in New York, New York on or about August 11, 2000.
                        PROSPECTUS DATED JUNE 30, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
Where You Can Find More Information.........................     3
Risk Factors................................................     4
CNH Global N.V..............................................     7
Dividends...................................................     8
Capitalization..............................................    10
The Rights Offering.........................................    11
Use of Proceeds.............................................    13
Description of Common Shares................................    14
Share Certificates and Transfer.............................    17
Taxation....................................................    18
Validity of Common Shares...................................    19
Experts.....................................................    19
Forward-Looking Statements..................................    19

     You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

     - Annual Report on Form 20-F for the year ended December 31, 1999, which we refer to as our "1999 20-F Report".

     - Current Reports on Form 6-K dated April 19, 2000, May 3, 2000, May 4, 2000, May 15, 2000 and May 17, 2000.

     You may request copies of these filings at no cost, by writing or telephoning us at the following address or by accessing our web site at http://www.cnhglobal.com.

     CNH Global N.V.
     Global Management Offices
     100 South Saunders Road
     Lake Forest, Illinois 60045
     Attention: Roberto Miotto
                Senior Vice President, General Counsel and Secretary
     (847) 735-9200

                                  RISK FACTORS

     An investment in CNH's common shares involves risk. Before you invest in the common shares, you should consider carefully the risks described below, together with all of the other information included in this prospectus. Any of the factors described below, individually or in the aggregate, could have a material adverse effect on CNH's business, financial condition, results of operations or the price of its common shares.

CNH'S BUSINESS IS AFFECTED BY CYCLICAL ECONOMIC CONDITIONS AND OTHER FACTORS BEYOND ITS CONTROL

     CNH's business depends upon general activity levels in the agricultural and construction industries. Historically, these industries have been highly cyclical. CNH's equipment operations and financial services operations are subject to many factors beyond their control, such as the credit quality, availability and prevailing terms of credit for customers, adverse political and economic developments in emerging markets, such as Brazil and the former Soviet Union, the response of its competitors to adverse cyclical conditions and dealer inventory management. In addition, CNH's operating profits are susceptible to a number of industry-specific factors, including:

  AGRICULTURAL EQUIPMENT INDUSTRY

     -  changes in farm income and farm land value;
     -  the level of worldwide farm output and demand for farm products;
     -  commodity prices;
     -  government agricultural policies and subsidies;
     -  limits on agricultural imports; and
     -  weather.

  CONSTRUCTION EQUIPMENT INDUSTRY

     - prevailing levels of construction, especially housing starts, and levels of industrial production;
     -  public spending on infrastructure; and
     -  real estate values.

     The nature of the agricultural equipment business is such that a downturn in demand can occur suddenly, resulting in excess inventories and production capacity. These downturns may be prolonged and may result in significant losses during affected periods. Equipment manufacturers, including New Holland N.V. and Case Corporation, have responded in the past by reducing production and discounting product prices. These actions have resulted in restructuring charges and lower earnings in past affected periods. In the event of future downturns, additional restructuring may become necessary.

CNH MAY NOT FULLY ACHIEVE THE ANTICIPATED BENEFITS OF THE BUSINESS MERGER OF NEW HOLLAND AND CASE

     CNH combines the operations of New Holland and Case as a result of their business merger on November 12, 1999. CNH's ability to achieve the anticipated benefits of the merger of New Holland and Case, including the realization of $500 million in expected annual operating synergies by 2003, depends on, among other things, CNH's ability to integrate effectively the operations and employees of New Holland and Case.

     Other factors that may affect the success of the merger include:

     - dealer acceptance of the combined operations and multi-branding strategy;
     - the impact of the merger on New Holland's and Case's pre-merger market shares;
     - the reconciliation of inconsistent terms in the respective pre-merger joint venture agreements of New Holland and Case; and
     - the timing of the synergies and other benefits expected to result from the merger.

THE INDUSTRIES IN WHICH CNH OPERATES ARE HIGHLY COMPETITIVE

     The agricultural equipment industry is highly competitive, particularly in North America, Europe and Latin America. CNH competes primarily with:

     - large global full-line suppliers, including Deere & Company and AGCO Corporation;
     - manufacturers focused on particular industry segments, including Kubota Corporation, Caterpillar Inc. and various implement manufacturers;
     - regional manufacturers in mature markets, including Claas KGa and SAME Deutz-Fahr Group, which are expanding worldwide; and
     - local, low-cost manufacturers in individual markets, particularly in emerging markets such as Eastern Europe, India and China.

     The construction equipment industry is highly competitive, particularly in Western Europe, North America, South America and the Asia Pacific region. CNH competes primarily with:

     - two large global full-line suppliers, Caterpillar and Komatsu Construction Equipment, which together account for approximately 40% of the world industry;
     - product specialists operating on a global basis, including Kobelco Construction Equipment, Ingersoll-Rand Company, Hitachi Ltd.; and
     - local and multi-regional manufacturers, such as Volvo Construction Equipment Corporation, Deere and J.C. Bamford Excavators Ltd.

     Banks, finance companies and other financial institutions compete with CNH's financial services operations.

     Some of CNH's competitors have greater financial, marketing and operating resources than CNH.

AN OVERSUPPLY OF USED AND RENTAL EQUIPMENT MAY NEGATIVELY AFFECT CNH'S SALES

     In recent years, short-term lease programs and commercial rental agencies for agricultural and construction equipment have expanded significantly. As this equipment comes off lease or is replaced with newer equipment by rental agencies, there will be a significant increase in the availability of late-model used equipment. An oversupply in used equipment could depress sales of new equipment. CNH cannot predict how much an oversupply of used equipment would affect demand for, and the market prices of, new and used equipment in the event of a continued downturn in market demand. However, the effect of an oversupply could be substantial.

FIAT CONTROLS CNH; CNH RELIES ON THE FIAT GROUP TO FINANCE OPERATIONS AND TO SUPPLY ENGINES, COMPONENTS AND SERVICES

     Fiat owns, indirectly through Fiat Netherlands Holding, approximately 71.1% of CNH's outstanding common shares. Fiat Netherlands Holding is purchasing an additional -- common shares at the price set forth on the cover page of this prospectus through a separate capital contribution to CNH. If existing holders of common shares do not subscribe for any common shares in this rights offering, such holders will not maintain their existing proportionate ownership interests in CNH, and Fiat Netherlands Holding will own approximately --% of CNH's common shares. Assuming that existing holders of common shares subscribe for all of the common shares offered in this rights offering, Fiat would maintain its existing 71.1% indirect ownership interest in CNH. As a result, Fiat will continue to control all matters submitted to a vote of CNH's shareholders, including approval of dividends, election and removal of its directors and approval of extraordinary business transactions.

     CNH relies on Fiat to provide either guarantees or funding in connection with some of its external financing needs, including the short-term credit facilities that CNH used to finance the merger. Fiat has stated that it intends to maintain its existing treasury and debt financing arrangements with CNH for as long as it maintains control of CNH and, in any event, at least until December 31, 2003. After that time, Fiat has committed that it will not terminate CNH's access to these financing arrangements without affording CNH an opportunity to develop suitable substitutes. The terms of any alternative sources of financing may not be as favorable as those provided or facilitated by Fiat.

     CNH purchases some of its engines and other components from the Fiat Group, and members of the Fiat Group provide cash management, legal, consulting and other administrative services. In addition, CNH may from time to time enter into hedging arrangements with counterparties that are members of the Fiat Group. If these goods, services or financing arrangements were not available from Fiat, CNH would have to obtain them from other sources. CNH can offer no assurance that such alternative sources would provide goods, services and financing arrangements on terms as favorable as those offered by Fiat.

CNH IS SUSCEPTIBLE TO CURRENCY EXCHANGE RATE FLUCTUATIONS AND INTEREST RATE CHANGES

     CNH is subject to currency exchange rate risk to the extent that its costs are denominated in currencies other than those in which it earns revenues. Similarly, changes in interest rates affect CNH's results of operations by increasing or decreasing borrowing costs and finance income. In the first quarter of 2000, rising interest rates and unfavorable currency exchange rate fluctuations had an adverse impact on CNH's financial condition and results of operations. CNH seeks to manage these risks, which arise in the ordinary course of business, through the use of financial hedging instruments. Any default by the counterparties to these transactions, including by affiliates of CNH, could adversely affect CNH.

     It is possible that, notwithstanding CNH's financial hedging transactions, currency exchange rate or interest rate fluctuations may adversely affect CNH's future results of operations, cash flow, financial condition or the price of its common shares.

COMPLIANCE WITH ENVIRONMENTAL LAWS MAY INCREASE CNH'S COSTS

     CNH's operations and products are subject to increasingly stringent environmental laws and regulations in the countries in which it operates. Such regulations govern, among other things, emissions into the air, discharges into water, the use, handling and disposal of hazardous substances, waste disposal and the remediation of soil and groundwater contamination. CNH regularly expends significant resources to comply with regulations concerning the emissions levels of its manufacturing facilities and the emissions levels of its equipment products. In addition, CNH is currently conducting environmental investigations or remedial activities at a number of its properties, including some facilities recently added through mergers and acquisitions. CNH expects to make material environmental and related capital expenditures in connection with reducing the emissions of its existing facilities and its manufactured equipment in the future. Based upon information currently available, CNH estimates potential environmental remediation, decommissioning, restoration, monitoring and other closure costs associated with current or formerly owned or operated facilities to be between $65 million and $135 million. As of December 31, 1999, CNH had established environmental reserves of approximately $80 million to address these specific estimated potential liabilities.

LABOR MATTERS COULD IMPAIR CNH'S ABILITY TO ACHIEVE COST SAVINGS

     Labor unions represent most of CNH's production and maintenance employees worldwide. In Europe, CNH's employees are protected by various worker protection laws which afford employees, through local and central works councils, rights of consultation with respect to specific matters involving their employers' business and operations, including the downsizing or closure of facilities and employment terminations. These laws and the collective bargaining agreements to which CNH is subject could impair its flexibility in streamlining existing manufacturing facilities and in restructuring its combined businesses. The combination of New Holland and Case may provide the labor unions representing employees at some of CNH's facilities with opportunities to expand into currently non-union facilities.

                                CNH GLOBAL N.V.

GENERAL

     CNH, a corporation organized under the laws of the Kingdom of The Netherlands, is a leader in the agricultural equipment, construction equipment and financial services industries. CNH is the largest manufacturer of agricultural equipment in the world, the third largest manufacturer of construction equipment and has one of the world's largest equipment finance companies. CNH distributes its strong, globally recognized brands in over 160 markets through an extensive network of approximately 10,000 dealers and distributors.

     CNH has three business segments: Agricultural Equipment, Construction Equipment and Financial Services. CNH's equipment operations manufacture, market and distribute a full line of farm and construction equipment on a worldwide basis. CNH is the largest global manufacturer of agricultural tractors and also has leading positions in combines, hay and forage equipment and specialty harvesting equipment. In construction equipment, CNH has leading positions in excavators, crawler dozers, graders, wheel loaders, loader/backhoes, skid steer loaders and trenchers. CNH also provides a complete range of replacement parts and services to support its equipment.

     CNH offers a broad array of financial services products, including retail financing for the purchase or lease of new and used CNH and other manufacturers' products and other retail financing programs. To facilitate the sale of its products, CNH offers wholesale financing to dealers and rental equipment yards. Wholesale financing consists primarily of floorplan financing and allows dealers to maintain a representative inventory of products. CNH's retail financing alternatives are intended to be competitive with financing available from third parties.

     For further information regarding CNH's business, see CNH's 1999 20-F Report for the year ended December 31, 1999, which we have incorporated by reference into this prospectus.

RECENT DEVELOPMENTS

     On May 3, 2000, CNH reported a net loss, before goodwill and restructuring, of $37 million, or $0.25 per share, for the first quarter of 2000. These results were comparable to those of the first quarter of 1999, on a pro forma basis. Including the impact of goodwill, CNH had a first quarter net loss before restructuring of $54 million, or $0.36 per share, also comparable to that of the first quarter of 1999, on a pro forma basis.

     Revenues for the first quarter were $2.6 billion, comparable with the same period last year, on a pro forma basis. Unfavorable currency exchange rate fluctuations negatively impacted first quarter sales by $85 million compared to the same period in 1999.

     The first quarter net income reflected significant cost reductions achieved through merger integration activities and ongoing cost initiatives. These included lower research and development expenditures and lower selling, general and administrative costs as compared to the prior year, on a pro forma basis. In addition, improved price realization and somewhat higher production volume were also positive factors in the quarter. These were offset by the impact of higher interest rates for both the equipment and financial services businesses and a $23 million pre-tax, or $0.10 per share, negative impact of currency exchange rates attributed primarily to the Euro.

     CNH expects rising interest rates and unfavorable currency exchange rate fluctuations to reduce earnings in 2000 from CNH's prior expectations. However, CNH anticipates that increased production and greater merger synergy savings will result in stronger overall operating performance for the year, as compared to 1999, on a pro forma basis. For the full year 2000, CNH now expects $150 million in synergy savings and at least $500 million by 2003.

     Merger integration activities were ahead of plan during the first quarter of 2000. A voluntary separation program was instituted in the period, and consolidation of CNH's administrative and corporate functions continued. As a result, CNH has reduced its global headcount by 1,700 since September 1999, excluding the effects of acquisitions and other factors.

     CNH has been actively pursuing the divestiture of products and operations that were agreed to with U.S. and European regulatory agencies as conditions of the merger. In May 2000, CNH completed the sale of its interest in Hay and Forage Industries (HFI) to AGCO Corporation, following approval by the U.S. Department of Justice. Under the sale agreement, AGCO will continue to provide Case IH-branded hay and forage products to the Case distribution network until March 31, 2001, and will supply parts for those products under a long-term agreement.

     In addition, CNH reached an agreement with ARGO S.p.A. for the sale of the New Holland facility in Breganze, Italy. CNH also reached an agreement with ARGO for the sale of its large square baler line that is currently produced at its Case facility in Neustadt, Germany. These agreements were approved by the European Commission on May 11, 2000.

     In February 2000, CNH completed the divestiture of the Austrian commercial distribution rights of two of its compact tractor models to Lindner Traktorenwerk GesmbH, an Austrian agricultural machinery maker. CNH will continue to produce the tractors at its Case Steyr plant in St. Valentin, Austria, and supply those tractors to Lindner. The agreement was approved by the European Commission and has already been implemented.

     First quarter retail unit sales of CNH construction equipment were up worldwide with increases in all geographic markets compared to the combined operations of the first quarter of 1999. In Latin America, retail sales were up slightly on the strength of compact equipment sales. In North America and Europe, CNH reported double-digit retail sales growth. CNH outperformed the industry in each of its major regions around the world.

     Retail unit sales of CNH agricultural equipment were lower in the first quarter than from combined operations in the comparable period last year. Growth in unit sales of tractors under 40 horsepower was more than offset by declines in larger tractors and combines. However, the decline in CNH agricultural equipment sales was less than that of the industry, and CNH increased its market share in nearly every major market around the world.

     CNH Capital, CNH's financial services unit, reported net income of $14 million for the first quarter of 2000, compared to $30 million in the same period last year, on a pro forma basis. The decrease in net income is attributable to lower margins on receivables and lower gains resulting from a rising interest rate environment, as well as increased loss provisions.

     CNH Capital's managed portfolio increased to $10.9 billion, up more than 10% as compared to the prior year period, on a combined basis. While CNH's geographic expansion and diversification initiatives contributed to the portfolio growth, sustained weakness in the farm economy continues to put pressure on the large agricultural equipment segment of the business.

     To support its growing portfolio, CNH Capital issued a $1.1 billion asset-backed securitization in the first quarter of 2000, the largest such transaction in CNH's history and the first to include both Case and New Holland equipment receivables.

                                   DIVIDENDS

     On April 18, 2000, the board of directors of CNH recommended a dividend for the year 1999 of $0.55 per share, payable on July 5, 2000 to shareholders of record on June 21, 2000. Payment of the dividend is subject to approval at CNH's annual general meeting of shareholders in Amsterdam, The Netherlands on June 7, 2000. CNH distributed cash dividends of $82 million, or $0.55 per share, in each of 1999, 1998 and 1997. In 1995, CNH declared and paid a single, extraordinary cash dividend of $125 million, or $0.84 per share, with respect to the 1995 fiscal year. CNH did not declare a dividend for 1996.

     CNH's board of directors has discretion to determine whether to pay future dividends and the amount of any dividend. CNH's shareholders must ratify these determinations at their annual general meeting.

     CNH's ability to pay cash dividends will depend upon many factors, including CNH's competitive position, financial condition, earnings and capital requirements. CNH is a holding company and depends on dividends and other advances from its subsidiaries to fund cash dividends. The ability of CNH and its operating subsidiaries to pay dividends depends on limitations under the loans and other agreements to which they are a party, as well as limitations imposed by the jurisdictions in which they operate, including any required allocation of earnings to statutory reserves. As a result, the ability of these subsidiaries to pay dividends may be limited. Accordingly, CNH cannot assure you that dividends will be declared or paid.

     Dividends from several of CNH's subsidiaries, including its U.S. subsidiaries, are subject to withholding taxes that will reduce the amount of such dividends available to CNH. Dividends paid by CNH to its shareholders are subject to Dutch withholding tax at the current rate of 25%. The withholding tax rate applicable to a shareholder who is not a resident of The Netherlands may be lower as a result of an income tax convention between The Netherlands and the shareholder's country of residence. See "Item 7. Taxation -- Netherlands Taxation" in our 1999 20-F Report, which is incorporated by reference into this prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of CNH as of March 31, 2000 (1) on an actual basis, (2) on a pro forma basis after giving effect to Fiat Netherlands Holding's receipt of common shares in exchange for its $1.4 billion capital contribution on June 30, 2000 and assuming that no current shareholders subscribe for rights in this rights offering and (3) on a pro forma basis after giving effect to Fiat Netherlands Holding's receipt of common shares in exchange for its $1.4 billion capital contribution on June 30, 2000 and assuming that current shareholders subscribe for the entire amount of rights in this rights offering.

                                                                      AS OF MARCH 31, 2000
                                                            -----------------------------------------
                                                                        PRO FORMA        PRO FORMA
                                                            ACTUAL    AS ADJUSTED(A)   AS ADJUSTED(B)
                                                            -------   --------------   --------------
                                                                           (unaudited)
                                                                (in millions, except share data)
Cash and cash equivalents.................................  $   456      $   456          $    456
                                                            =======      =======          ========
Debt:
  Short-term debt, including current portion of long-term
     debt.................................................    4,456        4,456             4,456
  Long-term debt..........................................    5,221        5,221                 []
                                                            -------      -------          --------
     Total debt...........................................    9,677        9,677                 []
Subordinated advance to capital...........................    1,400           --                --
Shareholders' equity:
  Common shares, par value E0.45 per share, 444,444,460
  shares authorized, 149,660,000 shares issued on an
  actual basis and -- shares issued on a pro forma as
  adjusted basis..........................................       88            []                []
  Paid-in capital.........................................    1,645            []                []
  Retained earnings.......................................      191          191               191
  Treasury stock, 150,000 shares, at cost.................       (2)          (2)               (2)
  Other shareholders' equity..............................     (316)        (316)             (316)
                                                            -------      -------          --------
     Total shareholders' equity...........................    1,606        3,006                 []
                                                            -------      -------          --------
          Total capitalization............................  $12,683      $12,683          $      []
                                                            =======      =======          ========

---------------

(a) Reflects Fiat Netherlands Holding's receipt of common shares in exchange for its $1.4 billion capital contribution and assumes that no current shareholders subscribe for common shares in this rights offering.
(b) Reflects Fiat Netherlands Holding's receipt of common shares in exchange for its $1.4 billion capital contribution and assumes that current shareholders subscribe for the entire amount of common shares in this rights offering.

                              THE RIGHTS OFFERING

     We are offering rights to purchase a total of -- common shares of CNH to existing shareholders of CNH other than Fiat Netherlands Holding. The rights offering is designed to allow all of the other current shareholders of CNH to maintain their existing proportionate ownership interests in CNH. CNH is offering all of the common shares to be sold in the rights offering.

     Each existing holder of CNH common shares, other than Fiat Netherlands Holding, will have a purchase right to subscribe for up to -- common shares at the subscription price for each common share held of record by that holder at the close of business on June 30, 2000. Fiat Netherlands Holding has waived any right that it may have to participate in this rights offering.

     Fiat currently owns 71.1% of the common shares of CNH through Fiat Netherlands Holding. Fiat Netherlands Holding is purchasing an additional -- common shares at the price set forth on the cover page of this prospectus through a separate capital contribution to CNH. Assuming that existing holders of common shares subscribe for all of the common shares offered in this rights offering, Fiat would maintain its existing 71.1% indirect ownership interest in CNH.

     CNH will have the option to cancel or suspend and recommence this rights offering.

IMPORTANT DATES

     The summary timetable set forth below lists certain important dates relating to the exercise of rights:

RECORD DATE....................................  JUNE 30, 2000
SUBSCRIPTION PERIOD............................  JULY 3, 2000 TO AUGUST 4, 2000
EXPIRATION DATE................................  AUGUST 4, 2000
DELIVERY OF NEW COMMON SHARES..................  ON OR ABOUT AUGUST 11, 2000

PURCHASE RIGHT

     Each common share held on the record date will entitle the holder of that share to a right to purchase up to -- new common shares at the subscription price. Holders may purchase all or part of the common shares to which they are entitled.

FRACTIONAL ENTITLEMENTS

     CNH will not issue fractional common shares. The number of common shares to which you are entitled will be rounded down to the nearest whole number. Purchases will be accepted for whole common shares only. Otherwise, you may elect to receive all or part of the common shares to which you are entitled at your discretion.

SUBSCRIPTION AGENT

     Morgan Guaranty Trust Company of New York, located in New York, New York, is acting as subscription agent for the rights offering.

INFORMATION AGENT

     Taylor Rafferty is acting as information agent for the rights offering. If you have any questions about the rights offering or procedures to follow in exercising your rights, please contact the information agent by telephone at
(212) 889-4350.

METHOD OF EXERCISING OF RIGHTS

     During the subscription period, which runs from July 3, 2000 to August 4, 2000, you may exercise your rights by delivering a signed exercise form to the subscription agent together with payment in full of the subscription price for each common share purchased. The subscription agent may refuse to accept any improperly completed or delivered or unexecuted exercise form.

     YOUR RIGHTS WILL LAPSE IF YOU DO NOT EXERCISE THEM AND MAKE PAYMENT IN FULL BY THE DESIGNATED TIME ON THE EXPIRATION DATE.

     The exercise of rights in the rights offering is irrevocable and may not be canceled or modified.

     If you are a beneficial owner of common shares and you wish to purchase common shares in the rights offering, we advise you to contact the custodian or broker through which you hold your shares to arrange for such purchase.

     After 5:00 p.m. (New York City time) on the expiration date, any holder of rights who has not submitted an exercise form and payment in full of the subscription price for each common share purchased will be deemed to have forfeited those rights to subscribe for common shares.

DETERMINATION OF SUBSCRIPTION PRICE

     The board of directors of CNH has determined the subscription price per common share by averaging the daily closing prices (after excluding the highest and lowest prices) of CNH common shares on the New York Stock Exchange for the 20 trading days immediately preceding June 30, 2000.

METHODS OF PURCHASE AND PAYMENT

     The subscription agent must receive payment in full of the subscription price for each common share purchased pursuant to the rights together with the exercise form. You should deliver your exercise forms and payment for your common shares to the subscription agent at the following addresses:

By Mail:         Morgan Guaranty Trust Company of New York
                 EquiServe Corporate Reorganization
                 P.O. Box 842007
                 Boston, MA 02284-2007
By Hand:         Morgan Guaranty Trust Company of New York
                 c/o Securities Transfer & Reporting Services, Inc. (STARS)
                 100 William Street, Galleria
                 New York, NY 10038
By Overnight:    Morgan Guaranty Trust Company of New York
                 c/o Colbent Management Corporate Reorganization
                 40 Campanelli Drive
                 Braintree, MA 02184

Any payments to the subscription agent must be made in U.S. Dollars by money order or check drawn on a bank located in the United States and must be payable to Morgan Guaranty Trust Company of New York as subscription agent.

     Holders of rights will choose the method of delivery of exercise forms and payment of the subscription price to the subscription agent and will bear the risk of such election. IF YOU SEND YOUR EXERCISE FORMS AND PAYMENTS BY MAIL, WE URGE YOU TO USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER. CNH will not consider any payment by check to have been made until the check clears through the account of the subscription agent.

TRADING OF RIGHTS

     The rights are non-transferable and will not be listed separately on the New York Stock Exchange. Unexercised rights held by any current CNH shareholder will expire and may not be conveyed to another shareholder or to any other person.

CANCELLATION OF THE RIGHTS OFFERING

     CNH may cancel the rights offering or suspend and recommence it no more than 90 days from the end of the subscription period, after which time CNH will have to commence a new rights offering prior to offering the new common shares. If CNH's board of directors decides to cancel or suspend and recommence the rights offering, CNH will publish a notice on the Business Newswire.

DELIVERY OF COMMON SHARES

     CNH will credit the common shares purchased by holders in the rights offering through the registrar's book-entry system to each purchasing holder's account at the registrar on or about August 11, 2000.

DILUTION

     Upon completion of the rights offering, existing shareholders who do not exercise their rights fully will own a smaller proportional interest in CNH than they currently hold. CNH expects to issue -- common shares in the rights offering, which, assuming no rights are exercised by current shareholders, would result in a --% dilution of their equity ownership of CNH.

FEES AND EXPENSES

     CNH has agreed to pay the fees and expenses of the subscription agent and the information agent in connection with the rights offering, which it estimates to be approximately $95,000.

GENERAL

     CNH will determine all questions concerning the timeliness, validity, form and eligibility of any purchase in the rights offering, and its determination will be final and binding. CNH in its sole reasonable discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any purchase right. Neither CNH nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of any such notice or will incur any liability for failure to give such notification. However, liabilities under the U.S. federal securities laws cannot be waived.

                                USE OF PROCEEDS

     We will use the net proceeds from the rights offering, if any, after deducting estimated expenses payable by CNH of $-- million, to repay a portion of our outstanding debt. As of May 22, 2000, this debt had an average maturity of 18 days and a weighted-average annual interest rate of 6.65%.

                          DESCRIPTION OF COMMON SHARES

     The material provisions of our Articles of Association and particular provisions of Dutch law relevant to CNH's statutory existence are summarized below. This summary does not restate our Articles of Association or relevant Dutch law in their entirety. While we believe that this summary contains all of the information about the Articles of Association important to your decision to subscribe for the common shares, it does not include all of the provisions that you may feel are important. It is the Articles of Association, and not this summary, that will define your rights as a holder of CNH's common shares.

AUTHORIZED CAPITAL

     Our authorized share capital is E200,000,007, consisting of 444,444,460 common shares with a par value of E0.45 per share. We will issue common shares only in registered form. We have appointed Morgan Guaranty Trust Company of New York as our agent to maintain the share register relating to the common shares and to act as transfer agent and registrar for the common shares.

DIVIDENDS

     Our board of directors may establish reserves out of our annual profits at a general meeting of shareholders. The holders of common shares have discretion as to the use of that portion of our annual profits remaining after the board of directors establishes these reserves. The board of directors may resolve at the annual general meeting that we pay dividends out of our share premium account or out of any other reserve available for shareholder distributions under Dutch law. However, we may not pay dividends if the payment would reduce shareholders' equity to an amount less than the aggregate share capital plus required statutory reserves. The board of directors may resolve that we pay interim dividends, but the payments are also subject to these statutory restrictions. If a shareholder does not collect any cash dividend or other distribution within six years after the date on which it became due and payable, the right to receive the payment reverts to CNH.

     At any general meeting of shareholders, our shareholders may declare dividends in the form of cash (in U.S. dollars), common shares or a combination of both.

SHAREHOLDER MEETINGS AND VOTING RIGHTS

     Each shareholder has a right to attend general meetings of shareholders, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our Articles of Association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of four specified locations in The Netherlands within six months after the end of our fiscal year. Our board of directors may convene additional general meetings as often as it deems necessary, or upon the call of holders representing at least 10% of our outstanding common shares or other persons entitled to attend the general meetings. Dutch law does not restrict the rights of holders of common shares who do not reside in the Kingdom of The Netherlands to hold or vote their common shares.

     We will give notice of each meeting of shareholders by notice published in at least one national daily newspaper distributed throughout The Netherlands and in any other manner that we may be required to follow in order to comply with applicable stock exchange requirements. In addition, we will notify registered holders of the common shares by letter, cable, telex or telefax that we intend to convene a meeting. We will give this notice no later than the fifteenth day prior to the day of the meeting. The notice will include or be accompanied by an agenda identifying the business to be considered at the meeting.

     Each share is entitled to one vote. Unless otherwise required by our Articles of Association or Dutch law, shareholders may validly adopt resolutions at the general meeting by a majority vote. Except in circumstances specified in the Articles of Association or provided under Dutch law, there is no quorum requirement for the valid adoption of resolutions. In this prospectus, references to actions by the shareholders refer to actions taken by resolution or by the unanimous written consent of the shareholders.

     We are exempt from the proxy rules under the U.S. Securities Exchange Act of 1934.

BOARD OF DIRECTORS; ADOPTION OF ANNUAL ACCOUNTS

     The shareholders elect the members of our board of directors at the annual general meeting. The shareholders may also dismiss or suspend any member of the board of directors at any time by the vote of a majority of the votes cast at a general meeting.

     Our board of directors must prepare our annual accounts and make them available to the shareholders for inspection at our offices within five months after the end of our fiscal year. Under some special circumstances, Dutch law permits an extension of this period for up to six additional months by approval of the shareholders at a general meeting. During this period, including any extension, the board of directors must submit the annual accounts to the shareholders for confirmation and adoption at a general meeting.

     Under Dutch law, the board of directors must consider in the performance of its duties the interests of CNH, its shareholders and its employees, in all cases with reasonableness and fairness.

     When our shareholders adopt the annual accounts prepared by the board of directors, the members of the board of directors are discharged from potential liability with respect to the exercise of their duties during the fiscal year covered by the accounts. This discharge applies unless the shareholders explicitly reserve this liability or unless a reservation of liability is otherwise required under Dutch law. Examples of reservations of liability required by Dutch law include: (1) liability of members of management boards and supervisory boards upon the bankruptcy of a company; and (2) general principles of reasonableness and fairness. Under Dutch law, a discharge of liability does not extend to matters not properly disclosed to shareholders.

LIQUIDATION RIGHTS

     In the event of our dissolution or liquidation, we will distribute the assets remaining after payment of all debts and the liquidation of all expenses to holders of our common shares in proportion to the par value of common shares held. In the event of a liquidation, we will make no distribution with respect to common shares that we hold.

ISSUE OF SHARES; PREFERENCE RIGHTS

     Our board of directors has the power to issue common shares if and to the extent that a general meeting of shareholders has designated the board to act as the authorized body for this purpose. A designation of authority to the board of directors to issue common shares remains effective for the period specified by the general meeting and may be up to five years from the date of designation. A general meeting of shareholders may renew this designation for additional periods of up to five years. Without this designation, only the general meeting of shareholders has the power to authorize the issuance of common shares. At a general meeting of shareholders in October 1999, the shareholders authorized our board of directors to issue common shares and/or rights to purchase common shares for five years. At our general meeting of shareholders to be held in June 2000, CNH shareholders will be asked to authorize our board of directors to issue common shares and/or rights to purchase common shares for five years following the date of the meeting.

     Our shareholders have a ratable preference right to subscribe for common shares that we issue for cash unless a general meeting of shareholders, or its designee, limits or eliminates this right. In addition, the right of our shareholders in the United States to subscribe for common shares pursuant to this preference right may be limited under some circumstances to a right to receive approximately the market value of the right, if any, in cash. Our shareholders have no ratable preference subscription right with respect to common shares issued for consideration other than cash. If a general meeting of shareholders delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preference rights of shareholders. In the absence of this designation, the general meeting of shareholders will have the power to limit or eliminate these rights. Such a proposal requires the approval of at least two-thirds of the votes cast by shareholders at a general meeting if less than half of the issued share capital is represented at the meeting. Designations of authority to the board of directors may remain in effect for up to five years and may be renewed for additional periods of up to five years. At a general meeting of shareholders in September 1996, New Holland Holdings (now Fiat Netherlands Holding) authorized our board of directors to limit or eliminate the preference rights of shareholders for five years. As of the date of this prospectus, our board of directors has not exercised this authority in any way. At our general meeting of shareholders to be held in June 2000, CNH shareholders will be asked to authorize our board of directors to limit or eliminate the preference rights of shareholders for five years following the date of the meeting.

     These provisions apply equally to any issue by us of rights to subscribe for common shares.

REPURCHASES OF SHARES

     We may acquire common shares, subject to applicable provisions of Dutch law and of our Articles of Association, to the extent:

     - our shareholders' equity, less the amount to be paid for the common shares to be acquired, exceeds the sum of (1) our share capital account plus (2) any reserves required to be maintained by Dutch law; and

     - after the acquisition of common shares, we and our subsidiaries would not hold, or hold as pledgees, common shares having an aggregate par value that exceeds 10% of our issued share capital account, as these amounts would be calculated under generally accepted accounting principles in The Netherlands.

     Our board of directors may repurchase common shares only if our shareholders have authorized the repurchases. Under Dutch law, an authorization to repurchase common shares will remain in effect for a maximum of 18 months.

REDUCTION OF SHARE CAPITAL

     At a general meeting of shareholders, our shareholders may vote to reduce the issued share capital by canceling common shares held by us or by reducing the par value of our common shares. In either case, this reduction would be subject to applicable statutory provisions. Holders of at least two-thirds of the votes cast must vote in favor of a resolution to reduce our issued share capital if less than half of the issued share capital is present at the general meeting in person or by proxy.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

     A majority of the votes cast by holders of our common shares at a general meeting must approve any resolution proposed by our board of directors to amend the Articles of Association or to wind up CNH. Any such resolution proposed by one or more shareholders must likewise be approved by a majority of the votes cast at a general meeting of shareholders.

DISCLOSURE OF HOLDINGS

     Under Dutch law regarding the disclosure of holdings in listed companies, if our common shares are admitted to official quotation or listing on the Amsterdam Stock Exchange or on any other stock exchange in the European economic area, registered holders and some beneficial owners of our common shares must promptly notify CNH and the Securities Board of The Netherlands if their shareholding reaches, exceeds or thereafter falls below 5%, 10%, 25%, 50% or 66 2/3% of our outstanding common shares. For this purpose, shareholding includes economic interests, voting rights or both. Failure to comply with this requirement would constitute a criminal offense and could result in civil sanctions, including the suspension of voting rights.

LIMITATIONS ON RIGHT TO HOLD OR VOTE SHARES

     Our Articles of Association and relevant provisions of Dutch law do not currently impose any limitations on the right of holders of common shares to hold or vote their common shares.

LISTING

     Our common shares are listed on the New York Stock Exchange under the symbol "CNH."

                        SHARE CERTIFICATES AND TRANSFER

     We will issue common shares only in registered form. We will maintain, or cause our agent to maintain, the register of common shares in two parts. The registrar will maintain at its principal office in New York that portion of our share register relating to common shares held by public shareholders who are not affiliates of Fiat. The registrar will act as transfer agent and registrar with respect to those common shares. Our agent in The Netherlands will maintain the part of the share register relating to our remaining common shares until such time as those shares are held by public shareholders who are not affiliates of Fiat.

     Share certificates in the English language will evidence the common shares offered in this offering. Shareholders may transfer their common shares on our record books at the registrar's office. Shareholders may also exchange certificates representing these shares for certificates representing shares in other authorized denominations at the registrar's office.

     Under Dutch law and our Articles of Association, any transfer of registered common shares requires a written instrument of transfer and a written acknowledgment of that transfer by CNH, or by the registrar acting in its name.

                                    TAXATION

UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the receipt, ownership and exercise or lapse of the rights. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth in this discussion, this summary deals only with rights received by a U.S. holder (as defined below) and common shares received with respect to the rights, each held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, or persons holding rights or common shares as part of a hedging transaction, "straddle," conversion transaction or other integrated transaction. This summary is not addressed to persons that own (actually or constructively) 10% or more of the combined voting power of all classes of the stock of CNH entitled to vote. You should consult your own tax advisors with regard to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used in this discussion, the term "U.S. holder" means a beneficial owner of a right or common share that for U.S. federal income tax purposes is (1) a citizen or individual resident of the United States, (2) a corporation or partnership created in or organized under the laws of the United States or any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if both (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

  THE RIGHTS

     The distribution of the rights to existing shareholders will not result in taxable income to such holders and no gain or loss will be recognized by a U.S. holder upon exercise or lapse of a right.

  COMMON SHARES

     The tax basis of the common shares received upon exercise of the rights generally will be equal to the subscription price. The holding period of the common shares received upon exercise of the rights generally will begin on the exercise date of the rights and will not include the period during which the rights were held.

     For a complete description of the U.S. tax consequences of the purchase, ownership, and disposition of CNH's common shares, see the description of U.S. tax considerations contained in "Item 7. Taxation" of our 1999 20-F Report, which is incorporated by reference into this prospectus.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE RIGHTS IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR OWNERSHIP AND EXERCISE OR LAPSE OF THE RIGHTS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

THE NETHERLANDS TAXATION

     For a complete description of The Netherlands tax consequences of the purchase, ownership, and disposition of CNH's common shares, see the description of The Netherlands tax considerations contained in "Item 7. Taxation" of our 1999 20-F Report, which is incorporated by reference into this prospectus.

                           VALIDITY OF COMMON SHARES

     Nauta Dutilh, CNH's Dutch counsel, will pass upon the validity under Dutch law of the common shares.

                                    EXPERTS

     The audited consolidated financial statements and schedules of CNH Global N.V. for the year ended December 31, 1999 incorporated in this prospectus by reference to the 1999 Annual Report on Form 20-F, except as they relate to Case Corporation, a wholly owned subsidiary of CNH Global N.V., have been audited by PricewaterhouseCoopers N.V., independent accountants, and, insofar as the consolidated financial statements and schedules relate to Case Corporation, by Arthur Andersen LLP, independent public accountants, whose report thereon is also incorporated in this prospectus by reference to the 1999 Annual Report on Form 20-F. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements of Case Corporation have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are included in the CNH Global N.V. 1999 Annual Report on Form 20-F and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, budgets, projected costs and plans and objectives of management, are forward-looking statements. These statements may include terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue," or similar terminology.

     Our outlook is predominantly based on our interpretation of what we consider key economic assumptions. Crop production and commodity prices are strongly affected by weather and can fluctuate significantly. Housing starts and other construction activity are sensitive to interest rates and government spending. Some of the other significant factors for us include general economic and capital market conditions, the cyclical nature of our business, currency exchange rate movements, our hedging practices, our and our customers' access to credit, political uncertainty and civil unrest in various areas of the world, pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), the effect of conversion to the Euro, technological difficulties, changes in environmental laws, and employee and labor relations. Additionally, our achievement of the anticipated benefits of the merger of New Holland and Case, including the realization of expected annual operating synergies, depends upon, among other things, our ability to integrate effectively the operations and employees of New Holland and Case, and to execute our multi-branding strategy. Further information concerning factors that could significantly impact expected results is included in the following sections of our 1999 20-F Report, which is incorporated by reference into this prospectus: "Item 1. Description of Business -- Business Strategy," "-- Employees," "-- Environmental Matters,"
"-- Seasonality and Production Schedules" and "-- Competition"; "Item 3. Legal Proceedings"; and "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We can give no assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

Securities and Exchange Commission registration fee.........  $150,216
New York Stock Exchange listing fee.........................         *
Printing....................................................         *
Legal fees and expenses.....................................         *
Accountants' fees and expenses..............................         *
Fees and expenses of registrar..............................         *
Miscellaneous expenses......................................         *
                                                              --------
     Total..................................................  $      *
                                                              ========

---------------
* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 16 of the Articles of Association of CNH provides that:

     "The company shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a former director or officer of the company, or of such other company, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise."

     Article 21 of the Articles of Association of CNH provides:

     "The general meeting of shareholders shall adopt the annual accounts; this adoption shall constitute a release from liability for the directors with relation to all acts that appear from those documents or the result of which is embodied therein, unless a provision has explicitly been made, and without prejudice to what has been or will be provided therein by law."

     In addition, at our general shareholders' meeting to be held in June 2000, shareholders will be asked to approve a form of indemnification agreement for directors and officers of CNH.

     CNH has obtained directors' and officers' liability insurance, which, subject to policy terms and limitations, includes coverage to reimburse CNH for amounts that it may be required or permitted by law to pay its directors and officers.

ITEM 16. EXHIBITS.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
4.1           Articles of Association of CNH Global N.V. (incorporated by reference to Exhibit 3.1 of the 1999 CNH Global N.V. Report on Form 20-F).
4.2           Specimen of Common Shares of CNH Global N.V.*
4.3           Registrar, Transfer Agency and Service Agreement between CNH
              Global N.V. and Morgan Guaranty Trust Company of New York.*
5             Opinion of Nauta Dutilh as to the legality of the securities registered hereunder.*
23.1          Consent of PricewaterhouseCoopers N.V.
23.2          Consent of Arthur Andersen LLP.
23.3          Consent of Nauta Dutilh (included in Exhibit 5).
24            Powers of Attorney (included on the signature page to this
              Registration Statement).

---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, and to set forth the results of the subscription offer and the terms of any subsequent reoffering of unsubscribed securities. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on the 7th day of June, 2000.

                                          CNH GLOBAL N.V.

                                          By:    /s/ THEODORE R. FRENCH
                                             -----------------------------------
                                          Name: Theodore R. French
                                          Title:President, Financial Services
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jean-Pierre Rosso, Theodore R. French and Roberto Miotto, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the SEC, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 NAME                                      TITLE                         DATE
                 ----                                      -----                         ----

        /s/ JEAN-PIERRE ROSSO             Director and Chairman and Chief            June 7, 2000
--------------------------------------    Executive Office(Principal Executive
          Jean-Pierre Rosso               Officer)

         /s/ UMBERTO QUADRINO             Director and Co-Chairman                   June 7, 2000
--------------------------------------
           Umberto Quadrino

        /s/ THEODORE R. FRENCH            President, Financial Services and Chief    June 7, 2000
--------------------------------------    Financial Officer (Principal Financial
          Theodore R. French              Officer)

            /s/ DAVID PEGG                Senior Vice President and Controller       June 7, 2000
--------------------------------------    (Principal Accounting Officer)
              David Pegg

                 NAME                                      TITLE                         DATE
                 ----                                      -----                         ----
         /s/ PAOLO CANTARELLA             Director                                   June 7, 2000
--------------------------------------
           Paolo Cantarella

          /s/ PEI-YUAN CHIA               Director                                   June 7, 2000
--------------------------------------
            Pei-yuan Chia

         /s/ DAMIEN CLERMONT              Director                                   June 7, 2000
--------------------------------------
           Damien Clermont

          /s/ ALFREDO DIANA               Director                                   June 7, 2000
--------------------------------------
            Alfredo Diana

       /s/ KATHERINE M. HUDSON            Director                                   June 7, 2000
--------------------------------------
         Katherine M. Hudson

          /s/ KENNETH LIPPER              Director                                   June 7, 2000
--------------------------------------
            Kenneth Lipper

        /s/ JAMES L.C. PROVAN             Director                                   June 7, 2000
--------------------------------------
          James L.C. Provan

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
4.1           Articles of Association of CNH Global N.V. (incorporated by reference to Exhibit 3.1 of the 1999 CNH Global N.V. Report on Form 20-F).
4.2           Specimen of Common Shares of CNH Global N.V.*
4.3           Registrar, Transfer Agency and Service Agreement between CNH
              Global N.V. and Morgan Guaranty Trust Company of New York.*
5             Opinion of Nauta Dutilh as to the legality of the securities registered hereunder.*
23.1          Consent of PricewaterhouseCoopers N.V.
23.2          Consent of Arthur Andersen LLP.
23.3          Consent of Nauta Dutilh (included in Exhibit 5).
24            Powers of Attorney (included on the signature page to this
              Registration Statement).

---------------

* To be filed by amendment.